March 15, 1999


To the Board of Directors
Ace Hardware Corporation
2200 Kensington Court
Oak Brook, Illinois 60521

 Re:	Total Shares Offered By Prospectus
     904    Class A
  31,289    Class C


Gentlemen:

This opinion relates to the legality of the 904 shares of Class A voting stock (par value $1,000 per share) and 31,289 shares of Class C nonvoting stock
(par value $100 per share) of Ace Hardware Corporation (the "Company"), a Delaware corporation, to be registered with the Securities and Exchange Commission. Of the foregoing shares, 904 unsold shares of Class A stock and 31,289 of Class C stock were previously registered under Registration Statement No. 33-58191. These shares, pursuant to Rule 429 of Regulation C of the Securities Act of 1933, are being offered by the Prospectus filed as a part of this Post-Effective Amendment No. 4 to the Form S-2 Registration Statement of Ace Hardware Corporation with respect to which said opinion is furnished.

As General Counsel in the Legal Department of the Company since January 1, 1989 and as a partner in the firm of Gatenbey, Law & League which acted as general counsel to the Company and its Illinois predecessor corporation for many years prior to that date, I have examined the Company's restated Certificate of Incorporation (as amended to date), and its corporate proceedings, and have made such other investigations as I have deemed necessary or appropriate for the purpose of this opinion.

VALIDITY OF SHARES OF STOCK

Based upon the foregoing, I am of the opinion that:

(1)	The Company is duly organized and validly existing as a corporation in good standing under the laws of the State of Delaware and is also duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, the States of Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Georgia, Idaho, Illinois, Kentucky, Maryland, Mississippi, Missouri, Nebraska, New York, North Carolina, Ohio, Oregon,
South Carolina, Texas, Washington and Wisconsin.

(2)	The total authorized capital stock of the Company consists of 10,000 shares of Class A Voting Stock (par value $1,000 per share), 6,500 shares of Class B Nonvoting Stock (par value $1,000 per share) and 4,000,000 shares of Class C Nonvoting Stock (par value $100 per share).

(3)	All of the shares of capital stock of the Company which are to be offered by the Prospectus filed as a part of the aforesaid Post-Effective Amendment
No. 4 to Registration Statement No. 33-58191 with respect to which this opinion is furnished (including any shares which may have heretofore been issued but are not presently outstanding), will, upon issuance in accordance with the terms set forth in said Prospectus, constitute legally and validly issued, fully paid and non-assessable shares.

This opinion also relates to the preference in excess of par value to which shares of Class "B" stock (par value $1,000 per share) of Ace Hardware Corporation (the "Company"), a Delaware corporation, are entitled in the event of the involuntary liquidation of the Company. The restated Certificate of Incorporation authorizes the Company to issue 6,500 shares of Class "B" stock, of which 2,592 shares are presently issued and outstanding.

I have examined the restated Certificate of Incorporation, as amended, and the By-laws of the Company, and note that the matter of distribution of the net assets of the Company in the event of an involuntary liquidation is provided for in Article Fourth (j) of the restated Certificate of Incorporation. It is stated therein that, in the event of a liquidation (voluntary or involuntary), the net assets of the Company shall be distributed among the holders of all classes of issued and outstanding stock of the Company. In such event, there shall first be distributed to the holders of outstanding shares of Class B Stock and Class C Stock amounts equal to the total amounts which the Company would have been required to pay to them to purchase or redeem all of their outstanding shares of such stock in accordance with the purchase or redemption prices for said shares as last determined by the Board of Directors, but if the net assets are insufficient to pay such amounts to the holders of said shares, each outstanding share of Class B
Stock and each outstanding share of Class C Stock shall share in the distribution of the Company's net assets in the proportion which its purchase or redemption price bears to such total amount. If the net assets exceed said total amount, the excess is to be distributed in equal portions to each holder of an outstanding share of Class A Stock, but the amount so distributed to each holder of a share of Class A Stock cannot exceed such share's par value. Any net assets still remaining are to be distributed among the holders of all classes of issued and outstanding shares of stock of the Company pursuant to the following procedure:

(a) there shall first be determined the sum of the total par value of all of the outstanding shares of Class A Stock and the total amount which the Company would have been required to pay to purchase or redeem all of its outstanding shares of Class B Stock and Class C Stock in accordance with the purchase or redemption prices thereof last determined by the Board of Directors;

(b) each outstanding share of Class A Stock shall share in said remaining net assets in the proportion which the par value thereof bears to the sum determined in the foregoing manner; and

(c) each outstanding share of Class B Stock and each outstanding share of Class C Stock shall share in said remaining net assets in the proportion which the purchase or redemption prices thereof last determined by the Board of Directors bear to said sum.

Since Article Fourth (g) and Article Fourth (h) of the restated Certificate of Incorporation of the Company provide (i) that the purchase or redemption price to be paid by the Company for shares of its Class B Stock must at all times be equal to 20 times the per share purchase or redemption price last established by the Board of Directors with respect to purchases or redemptions by the Company of its Class C Stock, (ii) that the purchase or redemption price to be paid by the Company for its Class C Stock cannot be less than the par value thereof, and (iii) that the purchase or redemption price to be paid by the Company for its Class B Stock shall in no event be less than par value thereof, the shares of Class B Stock could have a preference in excess of par value in the event of involuntary liquidation.

PREFERENCE OF CLASS B STOCK IN VOLUNTARY LIQUIDATION

In my opinion the provisions of the restated Certificate of Incorporation providing for such preference with respect to the shares of Class "B" Stock of the Company are legally permitted and have been legally adopted in accordance with Section 151(d) of the General Corporation Law of Delaware which provides, "The holders of the preferred or special stock of any class or of any series thereof shall be entitled to such rights upon the dissolution of, or upon the distribution of any assets of, the corporation as shall be stated in the Certificate of Incorporation or in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors as hereinabove provided."

It is my further opinion that the aforementioned preference of the Class "B" stock in the event of involuntary liquidation of the Company does not require, and does not have the effect of, placing any restrictions upon surplus by reason of the potential preference in excess of par value attached to the Class "B" shares. In view of the fact that Article Fourth (f) of the restated Certificate of Incorporation expressly prohibits the Company from declaring dividends on any of the shares of any class of stock of the Company, it is also my opinion that no holders of any securities of the Company would have any remedies before or after payment of any dividend which would reduce surplus to an amount less than the amount of such excess.

TAX ISSUES

Statements made under subheadings "Federal Income Tax Status of Class A and Class C Shares" pp. 7-8 and "Federal Income Tax Treatment of Patronage Dividends," pp. 24-25 of the Prospectus that is part of the aforesaid Post-Effective Amendment No. 4 to Registration No. 33-58191 also represent my opinion concerning said matters.

CONSENT

I understand that this opinion is to be used in connection with the aforesaid Post-effective Amendment No. 4 to Registration Statement No. 33-58191, and I consent to the filing of this opinion with said Registration Statement and to the reference to me in the Prospectus under the heading "Opinion of Experts".

10-K CONSENT

I further consent to "Federal Income Tax Treatment of Patronage Dividends, " pages 13-14 of the 10-K which is incorporated by reference into the above-referenced S-2 Registration Statement and which also represents my opinion concerning said matters.


Sincerely,



DAVID W. LEAGUE
David W. League
Vice President-General Counsel
Ace Hardware Corporation